Exhibit 99.1
Piper Jaffray Completes Sale of its Private Client Services Branch Network to UBS; Announces
Authorization of $180 Million Share Repurchase Program
MINNEAPOLIS — August 14, 2006 — Piper Jaffray Companies (NYSE: PJC) announced today that it has completed the sale of its Private Client Services branch network to UBS Financial Services Inc., a subsidiary of UBS AG. The branch network consists of financial advisors and branch support personnel in approximately 90 retail offices in 17 Midwest, Mountain and Western states.
As consideration for the sale, Piper Jaffray received approximately $500 million in cash for the branch network and approximately $250 million for the net assets of the branch network. The agreement provides for additional cash consideration of up to $75 million, depending on performance of the transferred business; at present, however, Piper Jaffray anticipates realizing only a minor portion, if any, of such additional cash consideration.
“We are pleased to complete the sale of the Private Client Services branch network to UBS, which has been an excellent partner through the transition—further validating how our private clients will now be served by the world’s leading wealth management provider,” said Andrew Duff, chairman and CEO of Piper Jaffray. “The completion of the sale allows us to focus our resources entirely on building the leading middle market investment bank.”
The sale will result in after-tax proceeds of approximately $510 million and an after-tax book gain of approximately $170 million, net of restructuring and transaction costs. With the proceeds, the company intends to enhance its capital markets business, repay $180 million of subordinated debt and repurchase up to $180 million of common stock. The board of directors has authorized a $180 million share repurchase program that may be executed now through Dec. 31, 2007, in the open market or in privately negotiated transactions, including in part through an accelerated share buyback. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes.
Piper Jaffray previously announced its new management team that will lead the capital markets-focused firm:
*	Andrew Duff, Chairman and Chief Executive Officer

*	Thomas Schnettler, Vice Chairman and Chief Financial Officer

*	James Chosy, General Counsel

*	Frank Fairman, Head of Public Finance Services

*	Todd Firebaugh, Chief Administrative Officer

*	Ben May, Head of High-Yield and Structured Products

*	Robert Peterson, Head of Equities

*	Jon Salveson, Head of Investment Banking
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading middle market investment bank and institutional securities firm, serving the needs of clients since 1895. Piper Jaffray & Co., the firm’s principal operating subsidiary, provides a comprehensive set of products and services, including equity and public finance underwriting; mergers and acquisitions; equity and debt capital markets; high-yield and structured products; institutional equity, tax-exempt and taxable sales and trading; and equity and high-yield research. The firm’s equity business is focused on seven sectors of the economy: alternative energy, business services, consumer, financial institutions, health care, industrial growth and technology. The firm’s public finance business is principally focused on five sectors of the tax-exempt market: state and local governments, real estate and housing, health care, education and hospitality. With headquarters in Minneapolis, Piper Jaffray has approximately 1,000 employees in 19 states across the United States and in London. For more information about Piper Jaffray, visit us online at http://www.piperjaffray.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) unforeseen difficulties associated with the transaction, including business disruption and loss of personnel, could cause the transaction to be more expensive than anticipated and adversely affect our results of operations and financial condition; (2) the expected benefits of the transaction, including the growth of our Capital Markets business, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (3) strategies with respect to the redeployment of transaction proceeds may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (4) following consummation of the transaction we may be subject to increased competitive pressures and experience increased volatility in our financial results; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended Dec. 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020